Exhibit 10.1

March 13, 2013

VIA HAND DELIVERY

Mr. Matthew K. Grubb

123 Robert S. Kerr Avenue

Oklahoma City, Oklahoma 73102-6406

Re:	Separation Agreement

Dear Matt:

Thank you for your service to SandRidge Energy, Inc., and its affiliates (“SandRidge” or the “Company”). This letter, when fully executed, will constitute the Separation Agreement (“Separation Agreement”) between you and SandRidge concerning the terms of your separation from employment with SandRidge. The General Release attached to this Separation Agreement is part of the Separation Agreement, and terms that are defined in this Separation Agreement shall have the same meaning when used in the General Release.

1.	Termination of Employment and Resignation as Officer. As a result of mutual discussions between you and the Board of Directors of SandRidge (the “Board”), your employment with SandRidge and your service as President and Chief Operating Officer, and any other position you hold with SandRidge will terminate effective March 15, 2013 (the “Separation Date”). Your termination will be deemed to be a termination by the Company without cause within the meaning of paragraph 6.1.1 of the Employment Agreement between you and SandRidge, dated December 20, 2011 (the “Employment Agreement”). As a result, you and the Company will have all of the rights and obligations associated with such a termination of employment under the Employment Agreement and certain additional rights and obligations as set forth in this Separation Agreement.

2.	Final Payment. You have been paid or will be paid your earned salary through the Separation Date. Your final paycheck will include payment for accrued and unused paid time off (“PTO”). If you believe the amount of your final paycheck is incorrect, you agree to contact SandRidge immediately.

Mr. Matthew K. Grubb

March 13, 2013

3.	Severance Payment. In accordance with the terms of the Employment Agreement, and in consideration of your service to SandRidge and your execution of this Separation Agreement and execution and nonrevocation of the General Release, you are entitled to receive the severance benefits as provided under paragraph 6.1.1 of the Employment Agreement plus certain additional benefits, all as set forth below:

(a)	As provided in paragraph 6.1.1 of the Employment Agreement, you will receive a lump sum payment equal to one year of your current annual base salary. This payment will be made within sixty (60) days of the Separation Date.

(b)	You will receive an additional amount equal to the sum of your current annual base salary plus the amount of your annual bonus for 2012 (the amounts paid in July 2012 and January 2013). This amount will be paid as salary continuation payments over a period of twelve months beginning as soon as practicable, but in no event more than sixty (60) days, following the Separation Date. Each of these payments will be treated as a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended.

(c)	Any restrictions on your outstanding shares of restricted SandRidge stock will lapse, effective as of the date that the General Release becomes effective.

(d)	You will be entitled to the use of two of the Company’s floor tickets and two of the Company’s lower bowl tickets to the Oklahoma City Thunder’s home games for the remainder of the 2012-2013 National Basketball Association season, including both regular season games and any playoff games. These tickets are for personal use, and any tickets that you do not plan to use must be returned to the Company. The Company will withhold any taxes associated with these tickets out of the salary continuation payments set forth in paragraph 3(b), above.

(e)	Your coverage under the Company’s group health plan will terminate on the last day of the month in which the Separation Date occurs, and you will be eligible for COBRA coverage under that plan beginning on the first day of the next month. If you timely elect COBRA coverage, the Company will pay on your behalf or reimburse you for the full cost of family coverage for a period of six (6) months or, if shorter, until you become eligible for other group health coverage. You agree to notify the Company if you become eligible for other group health coverage. Any payments or other reimbursements that you receive under this paragraph will be taxable to you, and the Company will withhold any taxes associated with these payments out of the salary continuation payments set forth in paragraph 3(b), above.

These severance amounts will not otherwise be “benefit bearing” and will not be considered as compensation for purposes of the Company’s 401(k) plan, the non-qualified deferred compensation plan or for accrual of PTO or other leave.

Mr. Matthew K. Grubb

March 13, 2013

You will receive the severance benefits only if you have returned an executed copy of this Separation Agreement and the accompanying General Release during the 21-day period immediately following the date on which you receive this Separation Agreement and you have not revoked the General Release within the seven day revocation period provided in the General Release. In order to receive or retain the severance benefits you must also return all SandRidge property within 14 days of your Separation Date and comply with the covenants set forth in the Employment Agreement and as provided in paragraph 4, below.

4.	Non-Competition and Non-Solicitation. The additional severance benefits provided in paragraphs 3(b)-(d) of this Separation Agreement are contingent upon the following: (a) you agree that the “Non-Solicitation Period” set forth in paragraph 8 of the Employment Agreement shall extend for twelve months following the Separation date, and (b) you agree that, during the twelve-month period immediately following the Separation Date, you will not personally engage in Competitive Activities (as defined below) or work for, own, manage, operate, control, or participate in the ownership, management, operation, or control of, or provide consulting or advisory services to, any individual, partnership, firm, corporation, or institution engaged in Competitive Activities, or any company or person affiliated with such person or entity engaged in Competitive Activities; provided that your purchase or holding, for investment purposes, of securities of a publicly-traded company shall not constitute “ownership” or “participation in ownership” for purposes of this paragraph so long as your equity interest in any such company is less than ten percent. For purposes of this Separation Agreement, “Competitive Activities” means business activities relating to oil and gas exploration and production in the Mississippian lime formation in the counties set forth in Exhibit 1 to this Separation Agreement.

5.	Return of SandRidge Property. If you have any Company property in your possession, you agree to return it to the Human Resources Department within 14 days of your Separation Date. SandRidge property includes work product, electronic devices and other physical property of the Company. This includes equipment, supplies, keys, security items, credit cards, passwords, electronic devices, laptop computers, cellular phones and Blackberry devices. You must also return all originals and any copies of Company records. This includes any disks, files, notebooks, etc. that you have personally generated or maintained with respect to the Company’s business, as well as any Company records in your possession. After the Company’s information technology (IT) department has been able to remove all Company information from your Company-issued electronic devices, it will return those devices to you and you will be able to keep them.

6.	Release of Claims. As set forth in the attached General Release, you will waive and release and promise never to assert any and all claims, known and unknown, that you have or might have against SandRidge and any related entities, directors, officers, members of leadership, agents, attorneys, employees, predecessors, successors, or

Mr. Matthew K. Grubb

March 13, 2013

assigns, arising from or related to your employment with SandRidge and/or the termination of your employment with SandRidge. These claims include, but are not limited to, personal injury claims, contract claims, employment claims, wage and hour claims, claims arising under federal, state and local statutory or common law, such as (without limitation) Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act and the law of contract and tort. Notwithstanding the foregoing, this Separation Agreement does not alter any indemnity agreement between you and SandRidge.

7.	General Release. To accept this Separation Agreement and your severance benefits, you will execute a copy of this Separation Agreement and the General Release and return it to SandRidge during the 21-day period immediately following from the date you receive this Separation Agreement. By signing this Agreement, you are agreeing that once seven days have passed from the date you sign the General Release, you will not attempt to revoke or rescind the General Release at any time in the future, and you are agreeing not to commence any released action in regard to your prior employment relationship. By signing this Separation Agreement and the General Release, you are representing to SandRidge that you fully understand the General Release and will have had an opportunity to seek legal advice regarding the General Release and the proposed Separation Agreement, if you desire to do so, before signing either document. You are also representing to SandRidge that between the date of this notice and the date you sign the General Release you have not commenced, and will not commence, any charge, action or complaint with any court or with the Equal Employment Opportunity Commission, the United States Department of Labor or with any other federal or state judicial or administrative agency in regard to your employment relationship or any matters arising out of that relationship. These claims include, but are not limited to, claims arising under federal, state and local statutory or common law, such as Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act and the law of contract and tort. Finally, you are representing that you fully understand that any such filing or actions shall constitute a rejection or breach of our agreements contained herein. You also waive and release and promise never to assert any such claims, even if you do not believe that you have such claims.

8.	Continued Assistance. You will continue to cooperate with and assist SandRidge and its representatives and attorneys as requested with respect to any investigations, litigation, arbitration or other dispute resolutions by being available for interviews, depositions and/or testimony in regard to any matters in which you are or have been involved or with respect to which you have relevant information. SandRidge will reimburse you for reasonable expenses you may incur for travel in connection with this obligation to assist SandRidge. In addition, SandRidge will compensate you at a reasonable hourly rate for all time spent providing such assistance.

Mr. Matthew K. Grubb

March 13, 2013

9.	Future Activities. You will not at any time in the future voluntarily contact or participate with any governmental agency in connection with any complaint or investigation pertaining to the Company, and you will not be employed or otherwise act as an expert witness or consultant or in any similar paid capacity in any litigation, arbitration, regulatory or agency hearing or other adversarial or investigatory proceeding involving the Company. In addition, at no time in the future will you voluntarily have any contact with any of the Company’s current or former employees for purposes of soliciting, advising about or discussing their participation or potential participation in any litigation, arbitration, regulatory or agency hearing or other adversarial or investigatory proceeding involving the Company.

10.	Preserving Name and Reputation. You will not at any time in the future defame, disparage or make statements or disparaging remarks which could embarrass or cause harm to SandRidge’s name and reputation or the names and reputation of any of its officers, directors, representatives, agents, employees or SandRidge’s current, former or prospective vendors, professional colleagues, professional organizations, associates or contractors, to any governmental or regulatory agency or to the press or media. “Disparagement” as used in the preceding sentence means the form and substance of any communication, regardless of whether or not you believe it to be true, that tends to degrade or belittle SandRidge or subject it to ridicule or embarrassment. You agree this paragraph is a material provision of this Separation Agreement and that in the event of breach, you will be liable for the return of the value of all consideration received as well as any other damages sustained by SandRidge. This paragraph 10 does not apply to statements made under penalty of perjury; however you agree to give advance notice to SandRidge of such an event, to the extent practicable.

11.	Forfeiture. If you breach any of your obligations under this Separation Agreement, SandRidge shall be entitled to stop payment of any benefit due under this Agreement and shall be entitled to recover any benefit paid under this Agreement and to obtain all other relief provided by law or equity, including, but not limited to, injunctive relief.

12.	Additional Warranties. You represent and warrant that as of this date you have suffered no work related injury during your employment with SandRidge and that you have no intention of filing a claim for worker’s compensation benefits arising from any incident occurring during your employment with the Company. You further represent that you have accounted to the Company for any and all hours worked through Separation Date, and that you have been paid for such hours worked at the appropriate rate. You also represent and warrant that you are not due any unpaid vacation or sick pay, except as provided in paragraph 2 with respect to PTO.

13.	No Admission/Offer of Compromise. By making this severance offer, SandRidge is not admitting liability or responsibility for any past due wages or other consideration. Any alleged responsibility or liability on the part of the Company has been and continues to be denied. In addition, this severance offer constitutes an offer of compromise pursuant to the applicable rules of evidence.

Mr. Matthew K. Grubb

March 13, 2013

14.	Governing Law and Venue. To the extent not preempted by federal law, the provisions of this Separation Agreement, including the General Release, shall be construed and enforced in accordance with the laws of the State of Oklahoma, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this provision to the substantive law of another jurisdiction. Each party hereby agrees that Oklahoma City, Oklahoma, is the proper venue for any litigation seeking to enforce any provision of this Separation Agreement (including the General Release), and each party hereby waives any right it otherwise might have to defend, oppose, or object to, on the basis of jurisdiction, venue, or forum nonconveniens, a suit filed by the other party in any federal or state court in Oklahoma City, Oklahoma, to enforce any provision of this Separation Agreement.

15.	Severability. If any portion, provision or part of this Separation Agreement is held, determined or adjudicated to be invalid, unenforceable or void for any reason whatsoever, each such portion, provision or part shall be severed from the remaining portions, provisions or parts of this Separation Agreement and shall not affect the validity or enforceability of such remaining portions, provisions or parts.

16.	Entire Agreement. This Separation Agreement between you and SandRidge, if you execute this Agreement, will be in consideration of the mutual promises described above. This Separation Agreement (and the Employment Agreement to which it relates), including the General Release, will constitute the entire agreement between you and SandRidge with respect to your separation from employment. There are no other agreements, written or oral, expressed or implied, between the parties concerning the subject matter of this Separation Agreement. It is understood that certain requirements set forth in the Employment Agreement survive the termination of employment, including the covenants set forth in paragraphs 8 and 9 of the Employment Agreement, and the provisions of paragraphs 15.10, 15.11 and 15.12 of the Employment Agreement (regarding compliance with section 409A of the Internal Revenue Code, tax withholding and nonduplication of benefits) apply to all benefits payable under this Separation Agreement).

Mr. Matthew K. Grubb

March 13, 2013

We are pleased that we were able to part ways on these amicable terms. We wish you every success in your future endeavors.

Sincerely,

SANDRIDGE ENERGY, INC.

Agreed to on behalf of SandRidge Energy, Inc.

/s/ Mary L. Whitson	March 13, 2013
Title: SVP – Corporate and Human Resources	Date

By signing below, I acknowledge that I have been given the opportunity to review this Separation Agreement carefully; that I have read this Separation Agreement and understand its terms; and that I voluntarily agree to them.

ACCEPTED AND AGREED TO BY:

/s/ Matthew K. Grubb	March 15, 2013
Matthew K. Grubb	Date

Mr. Matthew K. Grubb

March 13, 2013

NOTICE

Various laws, including Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, as amended, the Pregnancy Discrimination Act of 1978, the Equal Pay Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974 and the Veterans Reemployment Rights Act (all as amended from time to time), prohibit employment discrimination based on sex, race, color, national origin, religion, age, disability, eligibility for covered employee benefits and veteran status. You may also have rights under laws such as the Older Worker Benefit Protection Act of 1990, the Worker Adjustment and Retraining Act of 1988, the Fair Labor Standards Act, the Family and Medical Leave Act, the Occupational Health and Safety Act and other federal, state and/or municipal statutes, orders or regulations pertaining to labor, employment and/or employee benefits. These laws are enforced through the United States Department of Labor and its agencies, including the Equal Employment Opportunity Commission (EEOC), and various state and municipal labor departments, fair employment boards, human rights commissions and similar agencies.

As a result of mutual discussions between you and SandRidge, your employment with SandRidge will terminate effective on the Separation Date. This General Release is being provided to you in connection with the special, individualized severance package set forth in the proposed Separation Agreement. You may accept the special, individualized retention and severance package set forth in the Separation Agreement by signing the Separation Agreement and General Release during the 21-day period following the Separation Date. If you do not accept the severance package and sign and return the Separation Agreement and this General Release within 21 days following the Separation Date, you will not be eligible for the severance package.

BEFORE EXECUTING EITHER THE PROPOSED SEPARATION AGREEMENT OR THIS GENERAL RELEASE YOU SHOULD REVIEW THESE DOCUMENTS CAREFULLY AND CONSULT AN ATTORNEY.

You may revoke this General Release within seven days after you sign it, and it shall not become effective or enforceable until that revocation period has expired. Revocation must be in writing and received by the Company’s Human Resource Department, Attn: Mary Whitson within the seven day period following your execution of this General Release.

Mr. Matthew K. Grubb

March 13, 2013

GENERAL RELEASE

My employment with SandRidge is terminated effective on the Separation Date. In consideration of the special, individualized severance package offered to me by SandRidge and the benefits that I will receive as reflected in the Separation Agreement, I, Matthew K. Grubb, on behalf of myself and my heirs, assigns, executors, and administrators (collectively referred to as the “Releasing Parties”), hereby release and discharge SandRidge and its subsidiaries, partners, and affiliates, including each of those entities’ predecessors, successors, affiliates, and partners and each of those entities’ employees, officers, directors and agents (collectively referred to as the “Released Parties”) from all claims, liabilities, demands, and causes of action, known or unknown, fixed or contingent, that I or the Releasing Parties may have or claim to have against the Released Parties either as a result of my past employment with the Released Parties and/or the severance of that relationship and/or otherwise, and hereby waive any and all rights I may have with respect to and promise not to file a lawsuit to assert any such claims.

This General Release includes, but is not limited to, claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, as amended, the Pregnancy Discrimination Act of 1978, the Equal Pay Act, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974 and the Veterans Reemployment Rights Act (all as amended from time to time). This General Release also includes, but is not limited to, any rights I may have under the Older Workers Benefit Protection Act of 1990, the Worker Adjustment and Retraining Act of 1988, the Fair Labor Standards Act, the Family and Medical Leave Act, the Occupational Health and Safety Act and any other federal, state and/or municipal statutes, orders or regulations pertaining to labor, employment and/or employee benefits. This General Release also applies to any claims or rights I or the Releasing Parties may have growing out of any legal or equitable restrictions on the Company’s rights not to continue an employment relationship with its employees, including any expressed or implied employment contracts, and to any claims I or the Releasing Parties may have against the Released Parties for fraudulent inducement or misrepresentation, defamation (except as set forth in the Separation Agreement), wrongful termination or other retaliation claims in connection with workers’ compensation or alleged “whistleblower” status or on any other basis whatsoever.

It is specifically agreed, however, that this General Release does not have any effect on any rights or claims that I may have against the Released Parties that arise after the date I execute this General Release or on any vested rights I may have under any of the Company’s qualified benefit plans or on any of the Company’s obligations under the Employment Agreement or the Separation Agreement.

I have carefully reviewed and fully understand all the provisions of the Separation Agreement and General Release, including the foregoing notice. I have not relied on any representation or statement, oral or written, by the Company or any of its representatives, which is not set forth in those documents.

Mr. Matthew K. Grubb

March 13, 2013

The Separation Agreement and this General Release, including the foregoing notice, set forth the entire agreement between me and the Company with respect to this subject. I understand that my receipt and retention of the separation benefits covered by the Separation Agreement are contingent not only on my execution of this General Release, but also on my continued compliance with my other obligations under the Separation Agreement, and certain post-employment obligations set forth in my Employment Agreement, which was effective December 20, 2011.

I acknowledge that the Company gave me 21 days to consider whether I wish to accept or reject the separation benefits I am eligible to receive under the Separation Agreement in exchange for this General Release. I also acknowledge that the Company advised me to seek independent legal advice as to these matters, if I chose to do so. I hereby represent and state that I have taken such actions and obtained such information and independent legal or other advice, if any, that I believed were necessary for me to fully understand the effects and consequences of the Separation Agreement and this General Release prior to signing those documents.

Date: March 15, 2013

/s/ Matthew K. Grubb
Matthew K. Grubb